Star Scientific Statement on March 30 Ruling in Patent Infringement Lawsuit

Against RJ Reynolds Tobacco Company, Inc.

April 2, 2007 – Petersburg, Virginia – Star Scientific, Inc. (NASDAQ:STSI) this morning issued the following statement by Paul L. Perito, the company’s chairman, president and chief operating officer:

On Friday the company received a copy of the Memorandum and Order denying Star’s Motion for Interlocutory Appeal under 28 U.S.C. 1292(b). We continue to be disappointed with the delays the company has encountered in pursuing its appellate rights on decisions issued by the Court in January, and the fact that a ruling has not been issued on the inequitable conduct defense that was tried to the Court in late January and early February 2005. While we believe the relief requested in the Motion for certification under 28 USC 1292(b) was appropriate given the continuing delays in the issuance of the inequitable conduct bench trial ruling, we are gratified that the Court, as a reason for denying relief under Section 1292(b), stated that it now anticipates issuing a final order this month. However, because the Court informed counsel that it will not enter final judgment on its January summary judgment rulings until the inequitable conduct decision is issued, the company will be forced to continue to wait to file its notice of appeal.

We have requested that our counsel consider all available remedies given the continuing delay between the bench trial on the inequitable conduct defense and a ruling on that defense. Although the Court has missed several prior self-imposed deadlines for issuing this ruling, we hope that the Court now will honor its commitment to finalize the decision by April 30.

The passage of time since the filing of this patent infringement lawsuit in May, 2001, nearly six years to present, understandably has had a deleterious impact on the company’s mission to offer adult tobacco users tobacco leaf and dissolvable smokeless products with the lowest TSNA (tobacco-specific nitrosamine) levels available anywhere. TSNAs have been broadly acknowledged as one of the most powerful groups of carcinogens in tobacco, and the major group of carcinogens in smokeless tobacco. Success in this mission has been significantly hindered by delays in the judicial process, and by associated litigation costs relating to the vindication of our intellectual property rights.

Star Scientfic will continue to use every available resource to pursue this lawsuit, which has become ever more protracted, and to regain the opportunity to present the facts to a jury at trial. The company remains confident that it ultimately will prevail.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”,

“believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300

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